November 5, 1997


Mr. James Ungerleider
7210 Marlin Drive
Alexandria, VA 22307

Dear Jim,

We are pleased to offer you the position of President and Chief Executive Officer of Infodata Systems Inc. In this position, you will report to the Board of Directors and its Chairman, Richard T. Bueschel.

As the Company's Chief Executive Officer, your annual base salary will be $200,000, payable monthly. You will participate in an annual incentive bonus plan with a target bonus potential of up to fifty percent of base salary. This bonus will be based upon mutually agreed performance achievements against both personal management objectives for the year and selected company financial performance measures. We will agree on these measures during your first sixty days of employment. In recognition of your leadership role at Infodata, you will be awarded options to acquire 250,000 shares of stock at a price of $9.50 per share, which will vest to you as follows: 75,000 options upon employment, two increments of 50,000 on the first and second anniversaries of employment, and the remaining 75,000 options on the third anniversary of your employment. This vesting is contingent only on your continued employment on those respective dates.

The level of your salary and bonus will be reviewed annually by the Board. You will, of course, be eligible to participate in the Company's Stock Option grant program going forward. The amounts of any such future grants are subject to approval of the Board of Directors. In addition, you will receive a $50,000 hiring bonus to be paid on January 2, 1998. You will participate in the Company's benefit plans available to our other senior executives, including health insurance, life insurance, and other programs. Infodata will provide you with a life insurance policy with a death benefit equal to two times your base salary, and disability coverage equal to sixty (60) percent of your base salary.

It is understood that your employment at Infodata is terminable-at-will and is not for any definite term. However, Infodata agrees that in the event that your employment is terminated by the Company, other than for cause, you will continue to be paid your base salary in monthly increments for a period of eighteen months, along with your various insurance benefits. A termination for cause will be defined as a termination by the Company of your employment due to (a) your willful disregard and failure to perform the duties for which employed (not including


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Mr. James Ungerleider
November 5, 1997
Page 2

failure to perform due to a disability
entitling you to disability benefits) so as to result in material harm to the Company, or (b) your indictment for a crime constituting a felony involving moral turpitude and resulting in material harm to the Company.

Should you begin employment elsewhere with a new employer during this eighteen-month period, these Infodata benefits (but not Salary Continuation) will cease upon your eligibility for the new employer's similar programs. Further, if during your first twelve months of employment at Infodata, I am not Chairman of the Board, and during that same twelve month period you are terminated other than for cause, the above salary and benefit provisions will apply to a twenty-four month period following your departure.

Please confirm your acceptance of this offer and its terms by signing below and returning a signed copy of this agreement to me.

As I am sure you know already from the time we have been together, we are excited about your coming to Infodata and leading the next steps in our growth and business performance. On behalf of our entire board, we look forward to working together in the years ahead.

Sincerely,


/s/ Richard T. Bueschel
-----------------------
Richard T. Bueschel
Chairman of the Board,
Infodata Systems Inc.


                                            Accepted:

                                            /s/ James Ungerleider
                                            ---------------------
                                            James Ungerleider